Exhibit 99.1

Synalloy Reports First Quarter 2020 Results
Continues to see benefits of proactive cost cutting
Specialty Chemicals Segment net sales increase on higher demand for more value added contract manufactured products
Backlog and order activity in Metals and Specialty Chemicals Segments remain encouraging
Richmond, Virginia, May 5, 2020...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the first quarter of 2020 of $74.7 million. This represents a decrease of $10.1 million or 11.9% when compared to net sales for the first quarter of 2019.
“The first quarter of this year was a continuation of the soft manufacturing economy that we witnessed in the second half of last year,” said Craig C. Bram, President and CEO. “In spite of the difficult pricing environment, Adjusted EBITDA in the first quarter was marginally higher than the fourth quarter of 2019. Approximately $1.5 million of the more than $6.0 million in savings from the cost cutting initiative we implemented proactively, discussed during our year-end Outlook, began to kick in during the first quarter at both the Segment and corporate levels, which positions us to more quickly return to profitability once the markets stabilize.”
For the first quarter of 2020, the Company recorded a net loss of $1.2 million, or $0.13 diluted loss per share, compared to a net loss of $0.9 million, or $0.10 diluted loss per share for the first quarter of 2019. The first quarter of 2020 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $0.4 million, compared to a $3.4 million loss in the first quarter of 2019, as well as changes in operating performance described in more detail below in the Segment discussions.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net (Loss) Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Loss for the first quarter of 2020 was $0.7 million, or $0.08 adjusted diluted loss per share, a decrease of $1.4 million from Adjusted Net Income of $0.6 million, or $0.07 adjusted diluted earnings per share for the first quarter of 2019.

•	Adjusted EBITDA decreased $2.2 million for the first quarter of 2020 to $2.6 million (3.5% of sales), from $4.8 million (5.6% of sales) for the first quarter of 2019.
The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, the first quarter of 2020, was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $0.4 million, compared to a $3.4 million loss in the first quarter of 2019, representing an increase of $3.0 million in pre-tax income compared to the first quarter 2019.
“Pricing was under pressure for all products in the Metals Segment. Product mix improvements in the welded stainless-steel pipe product line helped to offset declining commodity alloy prices. North American consumption of welded stainless-steel pipe in the first quarter was annualizing at only 173 million pounds, 7% less than the level achieved in the 2016 recession. While volumes for ornamental tube and seamless carbon mechanical tube were up marginally over the fourth quarter of last year, pricing was down mid-single digit percentages due to the weak demand. Product mix in the Chemicals Segment improved over the previous quarter, but volume was also down,” said Mr. Bram.
Metals Segment
The Metals Segment's net sales for the first quarter of 2020 totaled $60.7 million, a decrease of $10.4 million or 14.7% from the first quarter of 2019.
The most significant factor in the decline relates to a $6.4 million decline in sales for our subsidiary Palmer of Texas Tanks, Inc. As indicated in our April 2, 2020 press release, production has been curtailed indefinitely due to the COVID-19 pandemic's devastating impact on the global oil and gas industry, including operations in the Permian Basin. At the time of the curtailment, Palmer had approximately $1.0 million of tanks completed and to be shipped during the second quarter of 2020. Synalloy will evaluate increasing production at Palmer when the COVID-19 pandemic is over and the oil and gas industry in the Permian Basin returns to normalized pricing and demand levels.

Pounds of heavy wall seamless carbon pipe and tube were down 7.1% on a from last year’s first quarter; however, sales revenues were down 15% or $1.3 million due to product mix, mill price reductions and lessening impacts of tariff pricing supports in the market over the past year. SPT benefited in the first quarter of 2020 from new solar infrastructure sales that began in the third quarter of 2019 and continues to add substantial incremental volumes, improving first quarter 2020 compared to first quarter 2019 performance by approximately 12% above the level that was achieved by industrial and energy related volumes.
Pounds of both stainless steel and galvanized welded pipe and tube were significantly higher on a pounds basis from last year's first quarter, with overall stainless up 9.7% and galvanized up 7.8%. In the commodity segment of stainless pounds were up 15.7%, in a market where North American consumption was down 9.5% from the same period last year. That performance pushed our market share in the first quarter to 28% from last year's first quarter level of 24%. However, due to the overall lower demand environment, prices were under pressure, yielding approximately a 10% price reduction in stainless and a 14% price reduction in galvanized, resulting in an overall net sales decline of $0.9 million. The backlog for our subsidiary, Bristol Metals, LLC, as of March 31, 2020, was $35.0 million, an increase of 27.3% when compared to the same period in 2019. The increase is primarily related to increased market share, with total pounds backlog up by 42.7%. For order backlog, pricing is off approximately 10% in stainless product lines and 5% in galvanized from prior year levels.
Sales of polished ornamental pipe and tubing were down approximately 0.6 million pounds and $1.8 million primarily related to a first quarter unexpected extension of mill delivery lead times on raw materials that caused a delay of production and shipments into the second quarter.
The Metals Segment's operating income decreased $0.5 million to $0.9 million for the first quarter of 2020 compared to $1.4 million for the first quarter of 2019.
Current quarter operating results were affected by the following factors:

a)
For nickel prices and resulting surcharges for 304 and 316 alloys, the first quarter of 2020 proved to be a much more favorable environment than the first quarter of 2019, with net metal pricing losses of only $0.4 million, compared to last year's $3.4 million in metal pricing losses. While the first quarter 2020 surcharges were approximately 18% lower than fourth quarter 2019 levels, committed order book pricing was much more in line with cost of goods sold than what was experienced in the first quarter of 2019.

b)
Operating profits for stainless steel pipe and tube and galvanized pipe and tube operations for the first quarter of 2020, exclusive of $3.6 million in favorable metal pricing related to improved surcharge realization, decreased approximately $2.6 million in the first quarter of 2020 compared to the prior year period. The net decrease is primarily related to a decline in average pricing (excluding surcharges) of approximately 5.1%, totaling unfavorable $2.7 million in margin and slightly higher operating costs at $0.6 million, offset by an increase in volume of 5.7%, which generated improved margins totaling $0.7 million.

c)
Heavy wall seamless carbon pipe and tube showed a decrease of 7.1% pounds shipped, primarily in general industrial. In addition, lower pricing realizations in the first quarter lowered the overall average selling price by 8.4%, lowering operating profit by approximately $0.9 million. We do expect overall seamless carbon pipe volumes to remain comparable to 2019 for the remainder of the current year, with some declines in energy market-based sales offset by slightly higher general industrial.

d)
Profitability of Palmer declined $0.5 million on a 65% reduction in volume related to the previously discussed collapse in oil and gas market demand. The impact of the decline was substantially mitigated by proactive labor and operating cost reductions during the fourth quarter of 2019 and throughout the first quarter.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the first quarter of 2020 totaled $14.0 million, representing a $0.3 million or 2.4% increase from the first quarter of 2019.
The increase in net sales during the first quarter is primarily attributable to higher demand for more value added contract manufactured products, with 10% higher average pricing than experienced in the first quarter of 2019. During the first quarter the Specialty Chemicals Segment experienced increased demand from the pulp and paper, asphalt, and oil and gas market segments. Due to the COVID-19 pandemic's impact on the Household, Industrial & Institutional and Sanitation supply chains, the Segment increased production of hand sanitizer and cleaning aids to help supply critical sanitation products.
Operating income for the Specialty Chemicals Segment for the first quarter of 2020 was $0.5 million, a decrease of $0.1 million from the same quarter of 2019. The decline in operating income is directly related to slightly unfavorable manufacturing absorption in tolled product manufacturing as a decline in tolled pounds of 15% compared to the first quarter of 2019 generated lower equipment utilization and higher average cost of sales.
Other Items
Unallocated corporate expenses for the first quarter of 2020 decreased $0.3 million or 12.5% to $2.0 million (2.7% of sales) compared to $2.3 million (2.7% of sales) for the same period in the prior year comparative period. The first quarter decrease resulted primarily from lower stock compensation expense and professional fees in the period.
Interest expense was $0.7 million and $1.0 million for the first quarter of 2020 and 2019, respectively. The decrease was related to lower average debt outstanding in the first quarter of 2020 compared to the first quarter of 2019.
The effective tax rate was 54.0% and 30.5% for the three months ended March 31, 2020 and March 31, 2019, respectively. The March 31, 2020 effective tax rate was higher than the statutory rate of 21.0% due to discrete tax benefits on our stock compensation plan and estimated tax benefits associated with the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) which was signed into law on March 27, 2020.  The CARES Act includes various income and payroll tax provisions, notably enabling us to carry back net operating losses and recover taxes paid in prior years.
The Company's cash balance decreased $0.6 million to $22,000 as of March 31, 2020 compared to $0.6 million at December 31, 2019. Fluctuations affecting cash flows during the three months ended March 31, 2020 were comprised of the following:

a)
Net inventories decreased $1.0 million at March 31, 2020 when compared to December 31, 2019, mainly due to a favorable balance between first quarter shipments and raw material replenishments. Inventory turns increased slightly from 1.62 turns at December 31, 2019, calculated on a three-month average basis, to 1.78 turns at March 31, 2020;

b)
Accounts payable increased $5.7 million as of March 31, 2020 as compared to December 31, 2019, primarily due to higher metal purchases in the first quarter compared to the fourth quarter. Accounts payable days outstanding were approximately 32 days at March 31, 2020 compared to 31 days at December 31, 2019;

c)
Net accounts receivable increased $7.1 million at March 31, 2020 as compared to December 31, 2019, due primarily to improved business activity, as first quarter sales levels improved by 10% over the fourth quarter of 2019. Days sales outstanding, calculated using a three-month average basis, was 47 days outstanding at March 31, 2020 and 52 days at December 31, 2019, respectively;

d)	Capital expenditures for the first three months of 2020 were $0.6 million; and

e)	The Company paid $1.2 million during the first three months of 2020 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company had $77.8 million of total borrowings outstanding with its lender as of March 31, 2020. The total is up $2.3 million from the balance at December 31, 2019 due primarily to improved business activity, as first quarter sales levels improved by 10% over the fourth quarter of 2019, generating higher accounts receivable by $7.1 million. That total was offset by lower inventories of $1.0 million and increased accounts payables of $5.7 million. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio, maintaining a minimum tangible net worth, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of March 31, 2020, the Company had $18.8 million of remaining available capacity under its line of credit. The Company was in compliance with all covenants as of March 31, 2020.
Outlook
The manufacturing sector will face some severe challenges in the next several quarters. The combination of the COVID-19 pandemic and sub-$20 WTI prices will be difficult to overcome. With a restart of the economy pending, we cannot predict the impact on our various businesses. Excluding Palmer of Texas, the backlog and order activity in both the Metals and Specialty Chemicals Segments remain encouraging. However, the market dynamics can change at any time. Savings from the cost cutting initiative will increase over the next several quarters, providing additional financial support to our results.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, non-cash lease costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, non-cash lease cost, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share data)	Three months ended March 31,
(unaudited)	2020	2019
Net sales
Metals Segment	$60,664	$71,103
Specialty Chemicals Segment	14,033	13,701
	$74,697	$84,804
Operating income
Metals Segment	$934	$1,437
Specialty Chemicals Segment	466	614

Unallocated expense (income)
Corporate	2,019	2,308
Acquisition costs and other	304	282
Earn-out adjustments	4	17
Operating loss	(927)	(556)
Interest expense	719	1,024
Change in fair value of interest rate swap	85	48
Other expense (income), net	827	(295)
Net loss before income taxes	$(2,558)	$(1,333)

Income tax (benefit)	(1,380)	(406)

Net loss	$(1,178)	$(927)

Net loss per common share
Basic	$(0.13)	$(0.10)
Diluted	$(0.13)	$(0.10)

Average shares outstanding
Basic	9,074	8,927
Diluted	9,074	8,927

Other data:
Adjusted EBITDA (1)	2,638	4,769
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, non-cash lease cost and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) to Adjusted EBITDA

($ in thousands)	Three Months Ended March 31,
(unaudited)	2020	2019
Consolidated
Net loss	$(1,178)	$(927)
Adjustments:
Interest expense	719	1,024
Change in fair value of interest rate swap	85	48
Income taxes	(1,380)	(406)
Depreciation	1,958	1,890
Amortization	810	924
EBITDA	1,014	2,553
Acquisition costs and other	304	1,640
Earn-out adjustments	4	17
Loss (gain) on equity securities	852	(273)
Stock-based compensation	336	616
Non-cash lease expense	128	137
Retention expense	—	79
Adjusted EBITDA	$2,638	$4,769
% sales	3.5%	5.6%

Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$(425)	$(3,375)
Inventory cost adjustments	70	111
Aged inventory adjustment	41	(16)
Manufacturing variances	(645)	(496)
Total other (unfavorable) favorable impacts	$(959)	$(3,776)

Metals Segment
Operating income	$934	$1,437
Adjustments:
Depreciation expense	1,511	1,482
Amortization expense	810	924
EBITDA	3,255	3,843
Acquisition costs and other	4	1,358
Stock-based compensation	41	147
Retention expense	—	54
Metals Segment Adjusted EBITDA	$3,300	$5,402
% segment sales	5.4%	7.6%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(425)	$(3,375)
Inventory cost adjustments	100	96
Aged inventory adjustment	41	(17)
Manufacturing variances	(478)	(306)
Total other (unfavorable) favorable impacts	$(762)	$(3,602)

Specialty Chemicals Segment
Operating income	$466	$614
Adjustments:
Depreciation expense	403	369
Amortization expense	—	—
EBITDA	869	983
Acquisition costs and other	(22)	—
Stock-based compensation	38	69
Specialty Chemicals Segment Adjusted EBITDA	$929	$1,052
% segment sales	6.6%	7.7%

Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$—	$—
Inventory cost adjustments	(30)	15
Aged inventory adjustment	—	1
Manufacturing variances	(167)	(190)
Total other (unfavorable) favorable impacts	$(197)	$(174)
(1) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share

(Amounts in thousands, except per share data)	Three Months Ended March 31,
(unaudited)	2020	2019

Loss before taxes	$(2,558)	$(1,333)

Adjustments:
Acquisition costs and other	304	1,640
Earn-out adjustments	4	17
Loss (gain) on investments in equity securities	852	(273)
Stock-based compensation	336	616
Non-cash lease expense	128	137
Retention expense	—	79
Adjusted (loss) income before income taxes	(934)	883
(Benefit) provision for income taxes at 21%	(196)	269

Adjusted net (loss) income	$(738)	$614

Average shares outstanding, as reported
Basic	9,074	8,927
Diluted	9,074	8,927

Adjusted net (loss) income per common share
Basic	$(0.08)	$0.07
Diluted	$(0.08)	$0.07

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(425)	$(3,375)
Inventory cost adjustment	70	111
Aged inventory adjustment	41	(16)
Manufacturing variance	(645)	(496)

Total other (unfavorable) favorable impacts	$(959)	$(3,776)
Other impacts, net of tax	$(758)	$(2,624)
(1) Other (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
	(Unaudited)
($ in thousands)	March 31, 2020	December 31, 2019
Assets
Cash	$22	$626
Accounts receivable, net of allowance for credit losses of $789 and $70, respectively	42,221	35,074
Inventories, net	97,152	98,186
Prepaid expenses and other current assets	14,880	13,229
Total current assets	154,275	147,115

Property, plant and equipment, net	39,386	40,690
Right-of-use assets, operating leases, net	36,072	35,772
Goodwill	17,558	17,558
Intangible assets, net	14,905	15,714
Deferred charges, net and other non-current assets	308	348
Total assets	$262,504	$257,197

Liabilities and Shareholders' Equity
Accounts payable	$26,819	$21,150
Accrued expenses	10,373	11,613
Current portion of long-term debt	4,000	4,000
Current portion operating lease liabilities	957	3,562
Current portion of finance lease liabilities	275	253
Total current liabilities	42,424	40,578

Long-term debt	73,755	71,554
Long-term portion of earn-out liability	2,581	3,578
Long-term portion of operating lease liabilities	36,770	33,723
Long-term portion of finance lease liabilities	200	336
Deferred income taxes	2,109	790
Other long-term liabilities	81	127
Shareholders' equity	104,584	106,511
Total liabilities and shareholders' equity	$262,504	$257,197
Note: The condensed consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date.